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                                                                   EXHIBIT 10.19

October 19, 1999
Mr. Glen Sato
1470 Kings Lane
Palo Alto, CA  94303

Dear Glen:

Exelixis Pharmaceuticals, Inc. is pleased to offer you the position of Chief Financial Officer and Vice President of Legal Affairs on the terms described below.

As Chief Financial Officer and VP of Legal Affairs you will work in South San Francisco, California and report to the President and Chief Executive Officer of Exelixis. You will perform the duties customarily associated with the position of CFO and will have additional responsibility for legal affairs. You will also have responsibility for administration, including facilities and Human Resources, and such other duties as may be assigned to you by the Company's President and Chief Executive Officer. Provided you have no objection, your start date will be November 3, 1999.

Your initial base salary will be $210,000 per year less standard deductions and withholdings, paid semi-monthly. In addition, you will be eligible for a target bonus of 30% of base salary, at the discretion of the Board of Directors, based on annualized objectives to be established by the CEO and Board for your position. As with all executives, receipt of this year-end bonus will be subject to the achievement of our annual financial plan and individual management objectives.

Upon approval by the Board on or about the date your employment commences with Exelixis, you will receive an incentive stock option grant, under the terms of the Company's Equity Incentive Plan, in the total amount of 325,000 shares of Exelixis common stock at an exercise price of $0.30 per share. This grant will vest over four years in equal shares on the last day of each calendar quarter in accordance with the Company's standard vesting policy. Other terms of the option will be consistent with the Company's Equity Incentive Plan and with the terms set forth in the Company's standard form of stock option grant. From time to time, the Board reviews the outstanding option grants for senior Company executives and may issue additional options in the future, at its discretion.

In addition to your salary and incentive compensation, you will be eligible for the following Company benefits consistent with Company policy: three weeks of vacation per year, annual physical examination, life insurance, and medical and dental coverage. Dependent medical and dental coverage is also available, paid in part by the Company and in part by you, in accordance with Exelixis policy. If necessary, Exelixis will reimburse you for your medical and dental insurance under the COBRA plan of your previous employer until you are eligible for our coverage (90 days from your date of hire). Details about these benefits are provided in the Employee Manual Summary Plan Descriptions. The Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

The Company will reimburse you for reasonable documented business expenses pursuant to Company policy. Of course, you will be expected to abide by all of the Company's policies and procedures. As a further condition of your employment, you agree to refrain from any

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unauthorized use or disclosure of the Company's proprietary or confidential information or materials. You also agree to sign and comply with the Company's Confidentiality Agreement (attached). By accepting this offer, you are representing that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with Exelixis.

You may terminate your employment with Exelixis at any time and for any reason whatsoever simply by notifying the Company. Likewise, Exelixis may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. If you are terminated without cause, you will be entitled to receive salary and benefits for a period of 6 months from the date of the termination. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

This letter, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Exelixis with respect to the terms and conditions of your employment. In entering into this agreement, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this agreement supersedes any other such promises, representations or agreements. It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer of employment is subject to proof of your right to work in the United States.

To ensure rapid and economical resolution of any disputes that may arise under this agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement or breach of this Agreement will be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) under the then-existing rules of Judicial Arbitration and Mediation Services ("JAMS").

Sincerely,


/s/ George Scangos
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George Scangos

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